Exhibit 99.1

Energy Recovery Reports

First Quarter 2017 Results

Financial Results

SAN LEANDRO, Calif., May 3, 2017 — Energy Recovery Inc. (NASDAQ: ERII) (“Energy Recovery” or the “Company”), the leader in pressure energy technology for industrial fluid flows, today announced its financial results for the first quarter of 2017.

First Quarter Summary:

●	Total revenue increased 20% year-over-year to $13.5 million; highest Q1 revenue in the Company’s history
●	Product gross margin of 62.4%
●	Total gross margin(1) of 65.9%
●	Operating expenses decreased 3% year-over-year to $9.5 million
●	Net loss of $0.4 million, or $(0.01) per share; a year-over-year improvement of 78%

Joel Gay, President and Chief Executive Officer said, “The first quarter’s performance is both a continuation of last year’s record performance and the anchor for what has the potential to be yet another impressive year. In establishing a new first quarter revenue high water mark, we again demonstrated the resiliency of our business model through an increasingly favorable segment and revenue type mix, further evidence of the strategic and operational turnaround effort initiated in January of 2015. Notably, we generated $2.8 million in Oil & Gas Segment revenue, and despite the majority of this revenue being recognized at approximately a 30% gross margin, total gross margins(1) for the company still reached a lofty 66%.”

Mr. Gay continued, “It is precisely this level of fundamental financial performance that allows for the continued and aggressive funding of our R&D pipeline and product development road map. Just this week, we launched the latest offspring of our rapid-fire R&D program, the MTeq™ mud pumping solution for upstream oil & gas drilling applications, and concurrently announced our maiden early-stage partnership for this technology with Sidewinder Drilling, with whom we will collaborate to further validate the technology for field operations. The MTeq has the potential to fundamentally change the pumping paradigm within drilling applications thereby lowering the cost to extract and produce hydrocarbons throughout the value chain. Consistent with our objective of developing one derivative of the pressure exchanger annually, this product launch and partnership are additional proof points along the critical path to the full realization of our long term strategy.”

Mr. Gay concluded, “Our fundamental financial and operational performance in the quarter also enabled continued progress toward achieving milestone success with the VorTeq™ product licensee by the end of the year. We are amidst the most comprehensive R&D and manufacturing process in the Company’s history, are encouraged by the results thus far and look forward to mobilizing to the test site at some point in the latter half of the year post the conclusion of the manufacturing and commissioning efforts. In conclusion, I am very pleased with the quarter’s results; I am excited to shepherd the newest derivative of the pressure exchanger, the MTeq, toward full commercialization and look forward to concluding the VorTeq™ redesign effort and heading down range to the test facility in the latter half of this year.”

Revenues

For the first quarter of 2017, the Company generated total revenue of $13.5 million, representing the strongest first quarter top-line performance in its history. Revenue increased by $2.2 million, or 20%, from $11.3 million for the first quarter of 2016. Of the $2.2 million increase in total revenue, $0.7 million was attributed to the Water Segment, while $1.5 million was attributable to the Oil & Gas Segment.

The Water Segment generated total product revenue of $10.7 million compared to $10.0 million in the first quarter of 2016. The $0.7 million, or 6.6%, increase in revenue was driven by higher Mega Project Division (“MPD”) sales.

The Oil & Gas Segment generated total revenue of $2.8 million compared to $1.25 million in the first quarter of 2016. The $1.5 million, or 124%, increase in revenue was driven by percentage-of-completion (“POC”) product revenue recognition associated with the sale of multiple IsoBoost systems. We recognized no POC revenue in the comparable period last year. License and development revenue of $1.25 million was recognized in the first quarters of 2017 and 2016.

Gross Margin

For the first quarter of 2017, product gross margin was 62.4%, representing a decrease of 1% compared to 63.4% in the first quarter of 2016. This decrease was primarily driven by the recognition of lower-margin Oil & Gas Segment product revenue. Including license and development revenue, total gross margin(1) was 65.9% in the first quarter of 2017.

The Water Segment generated product gross margin of 67.1%, an increase of 4% year-over-year. The increase is largely driven by higher MPD sales in the first quarter of 2017 which resulted in a higher percentage of higher margin PX sales.

The Oil & Gas Segment generated product gross margin of 29.6% attributed to the IsoBoost POC project. There was no product revenue for the Oil & Gas Segment and therefore no product gross margin in the comparable period last year. Including license and development revenue, Oil & Gas Segment total gross margin(1) was 61.1%.

Operating Expenses

For the first quarter of 2017, operating expenses decreased by $0.3 million, to $9.5 million from $9.8 million in the first quarter of 2016. The decrease in operating expenses was mainly due to lower General and Administrative expenses as well as lower Research and Development expenses, which were partially offset by an increase in Sales and Marketing expenses.

The Water Segment operating expenses were $2.2 million compared to $1.9 million in the first quarter 2016. The increase in operating expenses was primarily driven by higher sales and marketing expenses.

The Oil & Gas Segment operating expenses were $3.2 million compared to $3.3 million in the first quarter of 2016.

Finally, corporate operating expenses were $4.1 million compared to $4.6 million in the first quarter of 2016. This decline was primarily driven by the elimination of nonrecurring expenses related to the General Counsel transition.

Bottom Line Summary

To summarize financial performance for the first quarter of 2017, the Company reported a net loss of $0.4 million, or $(0.01) per share. Comparatively, the Company reported a net loss of $2.0 million, or $(0.04) per share, for the first quarter of 2016.

Cash Flow Highlights

For the first quarter ended March 31, 2017, the Company’s net cash used in operating activities was $4.8 million. This includes a net loss of $0.4 million and non-cash expenses of $2.0 million, the largest of which were share-based compensation of $1.1 million and depreciation and amortization of $0.9 million. Unfavorably impacting cash from operating activities was the seasonal reduction of $3.2 million in accrued expenses and other liabilities, a reduction of $1.3 million in deferred revenue related to the amortization of the license agreement exclusivity fee, an increase of $1.0 million in receivables driven by POC revenue recognition and MPD sales, and an increase of $1.0 million in net other assets. Cash used in investing activities was $0.7 million, driven by a $0.5 million in fixed asset purchases and an increase of $0.5 million in restricted cash, offset by a $0.3 million net decrease in marketable securities. Cash provided from financing activities was $2.8 million, driven by $3 million in issuances of common stock attributed to the exercising of options, offset by $0.2 million related to shares withheld from the vesting of restricted stock for tax withholdings.

The Company ended the year with unrestricted cash of $58.7 million, current and non-current restricted cash of $4.8 million, and short-term investments of $38.7 million, all of which represent a combined total of $102.2 million.

Forward-Looking Statements

Certain matters discussed in this press release and on the conference call are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the Company’s expectations for its financial performance in 2017, the Company’s belief that the MTeq has the potential to change the pumping paradigm within drilling applications, and the Company’s ability to achieve the milestones under the VorTeq license agreement and receive the related contractual payments. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Potential risks and uncertainties include our ability to achieve the milestones under the VorTeq license agreement, any other factors that may have been discussed herein regarding the risks and uncertainties of our business, and the risks discussed under “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2017 as well as other reports filed by the Company with the SEC from time to time. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including total gross profit. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions, and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Conference Call to Discuss First Quarter 2017 Financial Results

LIVE CONFERENCE CALL: Thursday, May 4, 2017, 11:00 AM EDT Listen-only, Toll-free: 888-271-8608 Listen-only, Local: 913-312-0270 Access code: 9723984	CONFERENCE CALL REPLAY: Expiration: Thursday, May 18, 2017 Toll-free: 888-203-1112 Local: 719-457-0820 Access code: 9723984

Investors may also access the live call or the replay over the internet at ir.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

Disclosure Information

Energy Recovery uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Energy Recovery’s investor relations website in addition to following Energy Recovery’s press releases, SEC filings, and public conference calls and webcasts.

About Energy Recovery Inc.

Energy Recovery (ERII) is an energy solutions provider to industrial fluid flow markets worldwide. Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments. With award-winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients more than $1.8 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Houston, Ireland, Shanghai, and Dubai. For more information about the Company, please visit www.energyrecovery.com.

Contact

Brian Uhlmer

buhlmer@energyrecovery.com

(713) 858-2284

1 Total gross margin is a Non-GAAP financial measure. Please refer to the discussion under headings “Use of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures.”

ENERGY RECOVERY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$58,691	$61,364
Restricted cash	3,323	2,297
Short-term investments	38,668	39,073
Accounts receivable, net of allowance for doubtful accounts of $96 and $130 at March 31, 2017 and December 31, 2016, respectively	9,184	11,759
Unbilled receivables, current	2,216	190
Cost and estimated earnings in excess of billings	3,371	1,825
Inventories	4,824	4,550
Prepaid expenses and other current assets	1,867	1,311
Total current assets	122,144	122,369
Restricted cash, non-current	1,521	2,087
Deferred tax assets. non-current	1,427	1,270
Property and equipment, net of accumulated depreciation of $22,109 and $21,385 at March 31, 2017 and December 31, 2016, respectively	8,610	8,643
Goodwill	12,790	12,790
Other intangible assets, net	1,743	1,900
Other assets, non-current	2	4
Total assets	$148,237	$149,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,824	$1,505
Accrued expenses and other current liabilities	5,876	9,019
Income taxes payable	16	16
Accrued warranty reserve	398	406
Deferred revenue	5,898	6,201
Current portion of long-term debt	11	11
Total current liabilities	14,023	17,158
Long-term debt, net of current portion	25	27
Deferred tax liabilities, non-current	2,297	2,233
Deferred revenue, non-current	62,708	63,958
Other non-current liabilities	507	554
Total liabilities	79,560	83,930
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 57,651,383 shares issued and 53,929,727 shares outstanding at March 31, 2017, and 56,884,207 shares issued and 53,162,551, shares outstanding at December 31, 2016	58	57
Additional paid-in capital	143,641	139,676
Accumulated other comprehensive loss	(107)	(118)
Treasury stock at cost, 3,721,656 repurchased at March 31, 2017 and December 31, 2016	(16,210)	(16,210)
Accumulated deficit	(58,705)	(58,272)
Total stockholders’ equity	68,677	65,133
Total liabilities and stockholders’ equity	$148,237	$149,063

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Product revenue	$12,261	$10,051
Product cost of revenue	4,610	3,674
Product gross profit	7,651	6,377

License and development revenue	1,250	1,250

Operating expenses:
General and administrative	4,408	4,884
Sales and marketing	2,453	2,070
Research and development	2,509	2,665
Amortization of intangible assets	158	157
Total operating expenses	9,528	9,776
Loss from operations	(627)	(2,149)

Other expense:
Interest expense	(1)	(1)
Other non-operating income (expense)	118	(21)
Loss before income taxes	(510)	(2,171)
Benefit for income taxes	(77)	(205)
Net loss	$(433)	$(1,966)

Basic and diluted net loss per share	$(0.01)	$(0.04)

Shares used in basic and diluted per share calculation	53,825	52,207

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(433)	$(1,966)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,113	1,188
Depreciation and amortization	881	932
Amortization of premiums on investments	113	3
Change in fair value of put options	—	29
Valuation adjustments for excess or obsolete inventory	71	12
Provision for warranty claims	55	—
Provision for doubtful accounts	4	4
Unrealized (gain) loss on foreign currency transactions	(15)	53
Other non-cash adjustments	(31)	(44)
Reversal of accruals related to expired warranties	(63)	(33)
Deferred income taxes	(93)	(207)
Changes in operating assets and liabilities:
Accounts receivable	2,571	3,904
Accounts payable	189	727
Income taxes payable	(1)	(4)
Deferred revenue, product	(303)	(245)
Inventories	(345)	(234)
Prepaid and other assets	(553)	(385)
Deferred revenue, license and development	(1,250)	(1,250)
Cost and estimated earnings in excess of billings	(1,546)	—
Unbilled receivables	(2,026)	81
Accrued expenses and other liabilities	(3,162)	(2,825)
Net cash used in operating activities	(4,824)	(260)

Cash Flows From Investing Activities
Maturities of marketable securities	9,646	—
Purchases of marketable securities	(9,355)	—
Capital expenditures	(532)	(152)
Restricted cash	(460)	(335)
Net cash used in investing activities	(701)	(487)

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	2,992	1,515
Tax payment for employee shares withheld	(153)	—
Repayment of long-term debt	(2)	(2)
Repurchase of common stock	—	(4,106)
Net cash provided by (used in) financing activities	2,837	(2,593)
Effect of exchange rate differences on cash and cash equivalents	15	(64)
Net change in cash and cash equivalents	(2,673)	(3,404)
Cash and cash equivalents, beginning of period	61,364	99,931
Cash and cash equivalents, end of period	$58,691	$96,527

ENERGY RECOVERY INC.

FINANCIAL INFORMATION BY SEGMENT

(in thousands)

(unaudited)

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Water	Oil &Gas	Total	Water	Oil &Gas	Total
Product revenue	$10,716	$1,545	$12,261	$10,051	$—	$10,051
Product cost of revenue	3,522	1,088	4,610	3,674	—	3,674
Product gross profit	7,194	457	7,651	6,377	—	6,377

License and development revenue	—	1,250	1,250	—	1,250	1,250

Operating expenses:
General and administrative	318	349	667	219	188	407
Sales and marketing	1,499	641	2,140	1,129	807	1,936
Research and development	262	2,246	2,508	359	2,297	2,656
Amortization of intangibles	158	—	158	157	—	157
Total operating expenses	2,237	3,236	5,473	1,864	3,292	5,156

Operating income (loss)	$4,957	$(1,529)	3,428	$4,513	$(2,042)	2,471
Less:
Corporate operating expenses			4,055			4,620
Consolidated operating loss			(627)			(2,149)
Non-operating income (expenses)			117			(22)
Loss before income taxes			$(510)			$(2,171)

ENERGY RECOVERY, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

This press release includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP Total Gross Margin is determined by adding back the license and development revenue associated with the amortization of the VorTeq license agreement exclusivity fee.

	Three Months Ended March 31,
	2017	2016
Product revenue	$12,261	$10,057
License and development revenue	1,250	1,250
Total revenue	$13,511	$11,301

Product gross profit	$7,651	$6,377
License and development gross profit	1,250	1,250
Total gross profit (Non-GAAP)	$8,901	$7,627

Product gross margin	62.4%	63.4%
Total gross margin (Non-GAAP)	65.9%	67.5%

Net loss	$(433)	$(1,966)
Interest expense	(1)	(1)
Other non-operating income (expense)	118	(21)
Benefit for income taxes	(77)	(205)
Depreciation and amortization	881	932
EBITDA (Non-GAAP)	$254	$(1,217)

Net loss	$(433)	$(1,966)
Non-core operating expenses	—	1,008
Adjusted net loss (Non-GAAP)	$(433)	$(958)

Basic net loss per share	$(0.01)	$(0.04)
Adjusted basic net loss) per share (Non-GAAP)	$(0.01)	$(0.02)

Weighted average shares outstanding – basic	53,825	52,207